UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALL ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	62-1581902
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6165 N.W. 86th Street

Johnston, Iowa 50131

(Address of Principal Executive Office)

2011 Stock Incentive Plan

(Full title of the plan)

Dean Sukowatey

6165 N.W. 86th Street

Johnston, Iowa 50131

(Name and address of agent for service)

Telephone: (515) 331-6509

(Telephone number, including area code, of agent for service)

Large accelerated filer [_] Accelerated filer [_]

Non-accelerated filer [_] Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount Being Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	2,000,000	$0.05	$100,000	$11.61
TOTAL				$11.61

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer’s Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h), on the basis of the average of the high and low prices for a share of common stock as reported by the Over-The-Counter Bulletin Board.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 will be sent or given to participants in the 2011 Stock Incentive Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by All Energy Corporation (the “Registrant”) with the SEC are hereby incorporated by reference in this Registration Statement:

  Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on April 15, 2011;

  Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 23, 2011;

  Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the SEC on September 16, 2011;

  Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 filed with the SEC on November 21, 2011;

  Current Reports on Form 8-K filed with the SEC on August 25, 2011, October 31, 2011, and January 26, 2012;

  The description of the Registrant’s common stock contained in its registration statement on Form 10-SB, filed with the SEC on May 30, 2000 and any amendment or report filed with the SEC for the purpose of updating such description; and

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Securities and Exchange Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

The documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. The Registrant’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference herein.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel

Brewer & Pritchard, P.C. (“Brewer & Pritchard”) has opined as to the legality of the securities being offered by this registration statement. Neither the law firm of Brewer & Pritchard nor its shareholders have or is to receive a substantial interest direct or indirect in Registrant, provided that the Company may from time to time issue shares of its common stock to Brewer & Pritchard or its shareholders as payment for legal services rendered.  Neither the law firm of Brewer & Pritchard nor its shareholders have been employed on a contingent basis.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act Securities Act.  Our certificate of incorporation contains a provision eliminating the personal liability of its directors to the company or its stockholders for breach of fiduciary duty as a director to the fullest extent permitted by applicable law.  Our bylaws provide for the mandatory indemnification of our directors and officers to the maximum extent permitted by Delaware law. In addition, our bylaws give us the power to indemnify our employees and agents to the maximum extent permitted by Delaware law.

We have entered into agreements to indemnify our directors and executive officers.  These agreements provide for the circumstances under which we will indemnify our directors and executive officers and pay their expenses if they become involved in litigation as a result of their service with the company.  These agreements also provide a number of circumstances under which we will not indemnify our directors or executive officers or pay their expenses pursuant to the agreements.  The benefits provided under these agreements with our directors and executive officers are in addition to the benefits provided by our bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

Item 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. EXHIBITS

Exhibit No. Identification of Exhibit

4.1 2011 Stock Incentive Plan

5.1 Opinion of Brewer & Pritchard, P.C.

23.1 Consent of Brewer & Pritchard, P.C. *

23.2 Consent of Independent Auditor

_____________________

* Included in its opinion filed as Exhibit 5.1

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (ii) not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Johnston, Iowa on this 6 day of February, 2012.

ALL ENERGY CORPORATION

By: /S/ DEAN SUKOWATEY_________________

Dean Sukowatey, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 6th day of February, 2012.

Signature	Title	Date
/S/DEAN SUKOWATEY_____ Dean Sukowatey	President (principal executive officer), Chief Financial Officer (principal financial officer) and Director	February 6, 2012
/S/BRAD KNAACK_________ Brad Knaack	Director	February 6, 2012